UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2017

BWX TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34658	80-0558025
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Main Street, 4th Floor Lynchburg, Virginia		24504
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (980) 365-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01	Other Matters.
On August 23, 2017, the U.S. Court of Appeals for the 3rd Circuit (the "Court of Appeals") ruled in favor of certain subsidiaries of BWX Technologies, Inc., the BWXT Parties (as defined below) and other defendants in the consolidated cases captioned Michelle McMunn, Cara D. Steele, Yvonne Sue Robinson, Edward J. Myers, Levi Daniel Steel, Harold Robinson, et al. v. Babcock & Wilcox Power Generation Group, Inc., Babcock & Wilcox Technical Services Group, Inc., formerly known as B&W Nuclear Environmental Services, Inc. and now known as BWXT Technical Services Group, Inc. (the "BWXT Parties") and Atlantic Richfield Company. The plaintiffs had appealed adverse summary judgment rulings by the U.S. District Court for the Western District of Pennsylvania (the "Trial Court") in 17 lawsuits alleging personal injuries and property damage as a result of alleged releases of radioactive material relating to the operation, remediation and/or decommissioning of two former nuclear fuel processing facilities located in the Borough of Apollo and Parks Township, Pennsylvania. The Court of Appeals affirmed the Trial Court rulings dismissing all claims against the BWXT Parties and other defendants in the cases. The plaintiffs may elect to file a notice of petition for rehearing within 14 days from the ruling date. Absent any request for extension of time, the plaintiffs may also elect to file a writ of certiorari for review by the U.S. Supreme Court within 90 days from the ruling date. If such filing is not made or is rejected by the U.S. Supreme Court, the Court of Appeals' ruling would be the final disposition of the cases.
For additional information on this matter, see Note 4 to our condensed consolidated financial statements in the Quarterly Report on Form 10-Q for the period ending June 30, 2017 filed with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWX TECHNOLOGIES, INC.

	By:	/s/ James D. Canafax
James D. Canafax
Senior Vice President, General Counsel, Chief
Compliance Officer and Corporate Secretary

Date: August 24, 2017